SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Voya Prime Rate Trust

(Name of Registrant as Specified In Its Charter)

Saba Capital Management, L.P.

Saba Capital CEF Opportunities 1, Ltd.

Boaz R. Weinstein

Aditya Bindal

Peter Borish

Karen Caldwell

Charles Clarvit

Ketu Desai

Kieran Goodwin

Andrew Kellerman

Neal Neilinger

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SHAREHOLDERS ARE FED UP WITH VOYA’S UNDERPERFORMANCE

Voya has spent a great deal of energy trying to convince you to be content with the performance of Voya Prime Rate Trust ("PPR"). Below are the words of a fellow individual shareholder who sees through Voya’s empty claims and wants the changes and the gains that we can bring.

To eliminate PPR’s persistent discount to NAV, Voya could simply merge PPR with a Voya open-end fund. The portfolios of both funds are nearly identical. A merger would result in an immediate gain of 15% for shareholders and should lead to a lower expense ratio each year. This is a step recently taken by BlackRock in two closed-end funds for precisely these reasons.

If Voya followed BlackRock's positive action - something our board nominees may look at favorably, as with a large tender at NAV – every shareholder would immediately make 15% from $4.09 to $4.70, aside from bond market movements. For the 1,000s of small investors suffering in the fund, the 15% gain would make a real difference.

Every single day for the past 7 years, PPR shares have traded at a discount to their net asset value. Does that seem healthy when so many other closed-end funds have at times recovered to their net asset value? Voya has not only put themselves first in advising you against our proposals, but they also amended their bylaws and changed the voting standards for the election of trustees without asking for your approval. We believe this was done in order to protect their bloated fees.

As the largest investor in PPR, our interests are fully aligned with yours. As has been the case in our seven-year history of investing in closed end funds, all gains through Saba’s activism are gains for every investor to capture.

Please vote the GOLD proxy card today so we can increase the share price of PPR in the short-term and long-term.

LEGEND

Saba Capital Management, L.P. (“Saba Capital”), Saba Capital CEF Opportunities 1, Ltd., Boaz R. Weinstein , Aditya Bindal, Peter Borish, Karen Caldwell, Charles Clarvit, Ketu Desai, Kieran Goodwin, Andrew Kellerman, and Neal Neilinger (collectively, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy to be used in connection with the solicitation of proxies from the shareholders of Voya Prime Rate Trust (the “Fund”). All shareholders of the Fund are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying proxy card is being furnished to some or all of the Fund’s shareholders and will be, along with other relevant documents, available at no charge on the SEC website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement on Schedule 14A filed by Saba Capital with the SEC on May 8, 2020 and the amendment to the definitive proxy statement on Scheduled 14A filed by Saba Capital with the SEC on June 1, 2020. These documents are available free of charge from the source indicated above.